Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2019
Comments of Timothy R. Wallace
Chief Executive Officer and President
April 25, 2019
Thank you, Jessica, and good morning everyone.
I am pleased with how our organization has come together and is performing at a high level as the new Trinity. We have a number of seasoned people in new executive roles and they are providing significant value to our organization. I am pleased with everything we have accomplished during our first six months as a new company following the spin-off of Arcosa. I have a high degree of confidence in our organization.
We are making good progress in respect to optimizing our balance sheet. During the early part of April, we completed a successful $528 million leased railcar financing at a very competitive coupon rate of 3.82%. Our capital markets and treasury teams did an excellent job of executing this financing. Melendy will provide more details in her remarks.
We have also made progress returning capital to our shareholders. Last November, we announced a $350 million accelerated share repurchase program that was completed in the first quarter. Following its completion, our board approved another $350 million share repurchase authorization, as well as a 31% increase in the company’s quarterly dividend. Our commitment to returning capital to shareholders through dividends and share repurchases continues to be a priority for us.
Our businesses got off to a good start in the first quarter improving our year over year EPS and quarterly revenue growth. Our Leasing business has positive momentum. It maintained a high level of lease fleet utilization and increased its operating margin during the quarter. Our wholly and partially-owned lease fleet grew by 9% during the past year. Our Rail Products team changed over a number of production lines while delivering a higher operating margin relative to the previous quarter. Our highway products business had a good first quarter despite a number of severe weather-related events that affected the timing of several highway construction projects.
As we enter the second quarter, the general sense of economic uncertainty that affected many of our commercial markets at the start of the year appears to be diminishing. Overall, we expect 2019 to be a strong year for us in respect to earnings growth. We remain on track to increase our earnings in excess of 60 percent year over year for 2019.
Our vision for TrinityRail is to be a premier provider of railcar products and services in North America while generating high quality earnings and returns for shareholders. Today, we have an impressive platform that provides a host of offerings to our customers across the railcar equipment ecosphere. The strength and breadth of TrinityRail’s platform provides an excellent foundation for us to continually pursue our journey of being a premier provider of railcar products and services.
The integration of our manufacturing, leasing and management services businesses generates a number of tangible and intangible benefits for our company. Our manufacturing business is a highly reliable and timely source of high quality railcars for our leasing business. TrinityRail’s design engineers strive to develop innovative features that can be launched through our lease fleet, improving the usage and productivity of railcars for customers. Our leasing business also provides us regular opportunities to engage with our customers and links us with our products throughout their life cycle. These touch points create a direct feedback loop that generates information and data to help us continuously refine, innovate, and improve our railcar products and services. From a financial point of view, we especially value the recurring revenues and predictable cash flows generated by our leasing and management services businesses.
Longer term, we expect to continue to advance further into the railcar value stream, enhancing our customer relationships and developing additional, diverse sources of recurring revenue with predictable cash flows. We plan to accomplish this by doubling the size of our lease fleet, leveraging technology and innovation, and expanding our platform of railcar products and services to provide valuable business solutions to our customers. Ultimately, we envision our railcar platform as the “go-to” source for companies that value the associated benefits of optimized railcar ownership and usage. We want them to view TrinityRail as a trusted partner who can help facilitate the rail delivery of their bulk goods in a seamless and cost-effective manner.
Shippers of bulk goods have alternatives for transporting their products. We want shippers to select railcars as their preferred shipment mode. Longer term, initiatives designed to optimize the railcar industry ecosphere, including precision scheduled railroading, should have a positive effect on the modal share of rail in North America. Increasing rail’s modal share generates opportunities for our company that translate into value for our shareholders. We believe TrinityRail can fill a significant role by harnessing the power of the integrated rail platform to optimize the ownership and usage of railcars for our customers. This is a very exciting and transformational opportunity for our company and potentially a significant shift for the rail industry in general.
As we work at achieving our vision, we remain highly focused on deploying our capital with the expectation of providing value to our shareholders through high returns on our investments. In particular, we are looking for opportunities to develop additional sources of recurring revenues within the railcar ecosphere that provide predictable levels of earnings, cash flow, and stable returns.
Six months ago, we completed our spin-off so we could focus on our integrated platform of railcar products and services. We have established a strong, fresh leadership team and a highly motivated organization that is dedicated to driving value to our customers and our shareholders. At the beginning of my remarks, I mentioned how well our new organization is performing and the high degree of confidence I have in our company. In my experience, when we set our minds on accomplishing something, we deliver. I look forward to sharing progress with you as we continue on our journey.
Now, I’ll turn it over to Eric to discuss further details on operations of our business and commercial markets.